EXHIBIT 99.1

Continental Materials Corporation Reports Audited 2018 Results

CHICAGO, March 28, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American; CUO) today reported a net loss of $5,856,000, or $3.45 per share, for the 2018 fiscal year on sales of $163,983,000. For the 2017 fiscal year, the Company reported net income of $1,818,000, or $1.08 per share, on sales of $152,810,000.

Consolidated sales in 2018 increased $11,173,000, or 7.3%, compared to 2017. The improvement was seen across all segments. The Evaporative Cooling and Heating and Cooling segments (together "HVAC") reported increases of 9.2% and 8.1%, respectively. Sales in the Door segment improved significantly by 9.8%, in part due to a strong fourth quarter, while the Concrete, Aggregates and Construction Supplies (CACS) segment reported an increase of 5.8%.

The operating loss for 2018 was $7,603,000 compared to operating income of $3,016,000 in 2017. The current year included the write-off of $6,840,000 of deferred development costs in the first half of the year related to a property the Company was exploring to determine suitability for mining and a $627,000 write-off of prepaid royalties related to an aggregates property currently under litigation. Excluding these two items, the 2018 operating loss would be $136,000. The decline from the prior year is attributable to investments made to promote future growth of the Company and increased operating costs in the CACS segment.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate for 2018 was 27.2% compared to 36.0% for 2017. The decrease in effective rate is due to the Tax Act, effective for 2018, which reduced the Company’s Federal Tax Rate from 34.0% to 21.0%.

Subsequent to December 29, 2018 the Company received $15,000,000 in resolution of a business dispute. The related agreement contained no admission of liability, wrongdoing, or responsibility by any of the parties involved. Additionally, on February 1, 2019, the Company sold substantially all of the real property, tangible personal property and executory contracts of the Transit Mix ready mix concrete operations and Daniels Sand pit to Aggregates Industries – WCR, Inc. for approximately $27,129,000. The Company retained the aggregates operations and retail building materials business, which have been rebranded Castle Concrete Aggregates and Castle Rebar and Supply, respectively.

The Company plans to use the proceeds of these transactions to invest in its remaining operations, especially the HVAC segment, as well as seek to acquire further manufacturing businesses in the US.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017

Sales	$42,832,000	$40,193,000	$163,983,000	$152,810,000

Operating (loss) income	(900,000)	654,000	(7,603,000)	3,016,000

Interest income	17,000	29,000	76,000	79,000

Interest expense	(124,000)	(94,000)	(539,000)	(366,000)

Other income	54,000	66,000	25,000	110,000

(Loss) income before income taxes	(953,000)	655,000	(8,041,000)	2,839,000

(Benefit) provision for income taxes	(413,000)	278,000	(2,185,000)	1,021,000

Net (loss) income	$(540,000)	$377,000	$(5,856,000)	$1,818,000

Basic and diluted (loss) income per share:	$(.32)	$.22	$(3.45)	$1.08

Weighted average shares outstanding	1,698,000	1,682,000	1,697,000	1,680,000

CONTACT:  Paul Ainsworth
(312) 541-7222